                                                                    EXHIBIT 99.3

                  [LETTER TO INSTITUTIONAL BENEFICIAL OWNERS]

                        [A. L. LABORATORIES LETTERHEAD]

                                                                 August 22, 1994

__________________
__________________
__________________
__________________
__________________

Dear _____:

       I am pleased to enclose your personal copy of A. L. Laboratories, Inc.'s (the "Company") proxy statement for the forthcoming Special Meeting of Stockholders to be held on September 27, 1994.

       Because your shares are held through a custodian bank and the normal distribution of these items can often be delayed, I thought you would appreciate receiving your personal copy of the materials at the same time they are being sent to holders of record.

       We urge you to give your careful attention to the proxy statement.

       I look forward to discussing with you the proposed transaction. In addition, any comments or questions you have are welcome and I would very much appreciate the opportunity to discuss them with you personally. Please feel free to call me at (201) 947-7774.

       On behalf of your Board of Directors and management, thank you for your continued interest and support.

                                          Sincerely,